Exhibit 99.1

Republic Bancorp, Inc. Increases its Common Stock Cash Dividends Paid for the 25th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 27, 2023--Republic Bancorp, Inc. (“Republic”) (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, today announced a 10% increase in the Company’s quarterly cash dividends. The quarterly cash dividend of $0.374 per share of Class A Common Stock and $0.34 per share on Class B Common Stock will be payable April 21, 2023, to shareholders of record as of March 17, 2023. The increased cash dividend results in an annualized dividend yield for the Class A Common stock of 3.50% based upon the stock’s closing price on January 26, 2023.

“We are excited that our continued solid earnings and strong capital position provide us the ability to increase our quarterly cash dividends paid for the 25th consecutive year. We are certainly proud of our accomplishments in 2022 and excited that we can share our success with our shareholders through this increased dividend,” commented Steve Trager, Executive Chair for Republic.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: Twenty-eight banking centers in eight Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Company has $5.8 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Contacts

Steve Trager, 502-584-3600
Executive Chair